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                                                                    Exhibit 12.1


                   Trigen Energy Corporation and Subsidiaries
        Computation of Ratio of Earnings to Fixed Charges (in thousands)




                                                       1999          1998         1997        1996        1995
                                                     --------      --------     --------    --------    --------


Earnings before extraordinary
 item and cumulative effect of
 a change in accounting principle                     $16,108        $6,557       $5,025     $14,051     $10,564

Add (deduct):
 Income taxes                                          11,380         4,575        3,491       9,252       7,324
 Fixed charges                                         28,458        25,666       20,508      20,145      20,883
 Interest capitalization                               (1,013)         (524)        (374)       (328)       (300)
 (Income)/losses of less
   than 50% owned companies                            (7,396)       (4,475)         266        (322)       (316)
     Distributions from less than
       50% owned companies                              2,000            --           --          --          --
                                                     --------      --------     --------    --------    --------
Earnings before extraordinary
 item and cumulative effect of
 a change in accounting principle,
 as adjusted                                         $ 49,537       $31,799      $28,916     $42,798     $38,155

Fixed Charges
 Interest expense                                     $25,994       $23,742      $18,840     $18,840     $19,890
 Interest capitalized                                   1,013           524          374         328         300
 Portion of rents representative
  of interest factor(1)                                 1,451         1,400        1,158         977         693
                                                     --------       -------     --------    --------    --------
Total fixed charges                                   $28,458       $25,666      $20,508     $20,145     $20,883
                                                     --------       -------     --------    --------    --------
Ratio of earnings to fixed charges                        1.7           1.2          1.4         2.1         1.8
                                                     --------       -------    ---------    --------    -------


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Note:

(1) Estimated to be 1/3 of total rent expense.